Exhibit 99.1

January 7, 2009

DEKANIA CORP. TO ACQUIRE BLUECREEK ENERGY, INC.;

FILES EXTENSION PROXY WITH SEC TO COMPLETE TRANSACTION

Dekania Corp. (AMEX: DEK, DEK.U, DEK.WS) (“Dekania”), a special purpose acquisition company (SPAC) that completed its IPO in February 2007, and BlueCreek Energy, Inc., an energy company engaged in the acquisition, exploration and development of coal bed methane properties, today announced entering into a non-binding letter of intent for Dekania Corp. to acquire BlueCreek Energy. The letter of intent is subject to the execution of a definitive agreement, which is expected to be finalized in January.

The transaction – structured as a share exchange under which BlueCreek shareholders will receive Dekania Corp. shares – is expected to close by June 15, 2009. Financial terms of the transaction value BlueCreek at $80 million, less the amount of any assumed indebtedness.

Following completion of the transaction, the combined company will apply to retain Dekania Corp.’s listing on NYSE Alternext. Kevin Norris, Founder and Chief Executive Officer of BlueCreek Energy, will lead the combined company together with his existing senior management team, which David Nathaniel, Chief Investment Officer of Dekania Corp., will join. Details of the post-transaction corporate name of the company will be disclosed in the coming months preceding the completion of the acquisition.

In a related development, Dekania Corp. filed a preliminary proxy statement with the Securities Exchange Commission relating to a special meeting of its stockholders scheduled for February 6, 2009, at which its stockholders are expected to approve an extension to the time period during which it may consummate a business combination to August 31, 2009. The record date for the special meeting is January 16, 2009.

Kevin Norris, Founder and Chairman of the Board of BlueCreek Energy, said, “We are pleased to undertake this transaction with Dekania Corp., which when completed, will provide us with the additional capital and public currency that we will deploy to take advantage of multiple strategic opportunities that are emerging in our space. The additional financial flexibility that we are gaining through this strategic combination positions BlueCreek for continued expansion and development, even as investor interest in our space keeps growing. My senior management team and I look forward to building an even brighter future for our investors, our customers and our business partners through this transaction.”

David Nathaniel, Chief Investment Officer of Dekania Corp., said, “We believe that this transaction offers the best avenue towards maximizing value for our shareholders , by partnering with a growth-oriented company in an industry that continues to grow. While BlueCreek’s industry is a departure from our prior focus on transactions in the insurance industry, we believe that severely adverse insurance industry headwinds, ongoing growth of the energy sector’s potential and recent transitions in our own investor base make this a highly opportunistic deal that we are confident will meet with the approval of our shareholders. We will execute on next steps in this acquisition process as expeditiously as possible, and I look forward to continuing to play a significant role as a member of the company’s post-transaction senior management team.”

January 7, 2009

The acquisition is subject to the approval by both companies’ stockholders, regulatory approvals and the satisfaction of customary closing conditions

Dekania Corp,’s legal and financial advisors for this transaction are, respectively, Loeb & Loeb LLP and Maxim Group. The company’s financial sponsor is Cohen & Company, a global alternative fixed-income asset manager.

Welborn Sullivan Meck & Tooley, P.C. serves as BlueCreek Energy’s legal counsel for the transaction.

About Dekania Corp.

Based in Philadelphia, PA, Dekania Corp. was formed for the purpose of acquiring, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more unidentified businesses in the insurance industry. Dekania’s initial public offering (“IPO”) registration statement was declared effective on February 1, 2007. On January 30, 2007, it completed a private placement and received net proceeds of $2,500,000. Dekania consummated the IPO of 9.7 million units at $10.00 per unit on February 7, 2007, and the underwriters exercised the over-allotment option for an additional 262,400 units on March 21, 2008. Each unit was comprised of one share of common stock and one warrant exercisable at $8.00 per share. On May 2, 2007, the warrants began separately trading. As of September 30, 2008, Dekania held approximately $97.0 million in a trust account, including approximately $2.0 million of deferred underwriting compensation.

About BlueCreek Energy, Inc.

Headquartered in Denver, Colorado, BlueCreek Energy, Inc. is an energy company engaged in the business of development, extraction and processing of coal bed methane natural gas currently within the Rocky Mountains region of the United States, with a particular focus on properties located in the Wyoming Powder River Basin. The company’s senior management team has over 60 years of combined experience in oil and gas development, exploration and production.

Risks and Uncertainties; Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements related to the benefits of the transaction and financial performance of the surviving entity.

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Contacts:

Dekania Corp.

David Batalion

Tel: (212-543-4400) or dbatalion@cohenandcompany.com

BlueCreek Energy, Inc.

303-298-7880

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